UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G/A


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                              Regency Realty Corp.
                              --------------------
                                (NAME OF ISSUER)


                                  Common Stock
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)

                                    758939102
                                    ---------
                                 (CUSIP NUMBER)


--------------------------------------------------------------------------------
CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[X]      RULE 13D-1(B)

[ ]      RULE 13D-1(C)

[ ]      RULE 13D-1(D)




                                PAGE 1 OF 8 PAGES

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CUSIP NO. 758939102                                  SCHEDULE 13G/A                     PAGE 2 OF 8 PAGES
---------------------------------------- -------------------------------------- --------------------------------------

--------- -----------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747
--------- -----------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)   [X]
                                                                                                  (b)   [ ]
--------- -----------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY
--------- -----------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
---------------------- ------ ---------------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              196,034
                       ------ ---------------------------------------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
        EACH           ------ ---------------------------------------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              196,034
                       ------ ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              255,400
--------- -----------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          451,434
--------- -----------------------------------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management (Securities), L.P.
--------- -----------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.8%
--------- -----------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA
--------- -----------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------- -------------------------------------- --------------------------------------
CUSIP NO. 758939102                                  SCHEDULE 13G/A                     PAGE 3 OF 8 PAGES
---------------------------------------- -------------------------------------- --------------------------------------

--------- -----------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management (Securities), L.P.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973
--------- -----------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a)   [X]
                                                                                                  (b)   [ ]
--------- -----------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY
--------- -----------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
---------------------- ------ ---------------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              82,300
                       ------ ---------------------------------------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              312,879
      OWNED BY
        EACH           ------ ---------------------------------------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              66,400
                       ------ ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              373,649
--------- -----------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          440,049
--------- -----------------------------------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management, Inc.
--------- -----------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.8%
--------- -----------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA
--------- -----------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------- ---------------------- -------------------------------
CUSIP NO. 758939102            SCHEDULE 13G/A           PAGE 4 OF 8 PAGES
------------------------- ---------------------- -------------------------------

ITEM 1.

         (a)      Name of Issuer

                  Regency Realty Corp.

         (b)      Address of Issuer's Principal Executive Offices

                  121 West Forsyth Street, Suite 200
                  Jacksonville, FL  32202

ITEM 2.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601

         (c)      Citizenship

                  Maryland


         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  411465107

         LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management (Securities), L.P.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601

         (c)      Citizenship

                  Maryland

------------------------- ---------------------- -------------------------------
CUSIP NO. 758939102            SCHEDULE 13G/A           PAGE 5 OF 8 PAGES
------------------------- ---------------------- -------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or Dealer registered under Section 15 of the Act

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

         (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

         (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

         (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j) [ ]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

         * This response is provided on behalf of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.  OWNERSHIP

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Amount Beneficially Owned

                  451,434

         (b)      Percent of Class

------------------------- ---------------------- -------------------------------
CUSIP NO. 758939102            SCHEDULE 13G/A           PAGE 6 OF 8 PAGES
------------------------- ---------------------- -------------------------------

              0.8%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote

                    196,034

              (ii)  shared power to vote or to direct the vote

                    0

              (iii) sole power to dispose or to direct the disposition of

                    196,034

              (iv)  shared power to dispose or to direct the disposition of

                    255,400

       LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)  Amount Beneficially Owned

              440,049


         (b)  Percent of Class

              0.8%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote
                    82,300

              (ii)  shared power to vote or to direct the vote
                    312,879

              (iii) sole power to dispose or to direct the disposition of
                    66,400

              (iv)  shared power to dispose or to direct the disposition of
                    373,649

------------------------- ---------------------- -------------------------------
CUSIP NO. 758939102            SCHEDULE 13G/A           PAGE 7 OF 8 PAGES
------------------------- ---------------------- -------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.


ITEM 7.  IDENTIFICATION  AND  CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
                  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").

                  LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

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CUSIP NO. 758939102            SCHEDULE 13G/A           PAGE 8 OF 8 PAGES
------------------------- ---------------------- -------------------------------




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   February 9, 2000


                                       LASALLE INVESTMENT
                                       MANAGEMENT, INC.


                                       By:/s/ Denise R. Organt
                                          -----------------------------
                                       Name:  Denise R. Organt
                                       Title: Vice President


                                       LASALLE INVESTMENT
                                       MANAGEMENT
                                       (SECURITIES), L.P.


                                       By:/s/ Denise R. Organt
                                          -----------------------------
                                       Name:  Denise R. Organt
                                       Title: Vice President